INDEPENDENT AUDITORS' REPORT

Partners
Century Pacific Tax Credit Housing Fund II
St. Louis, Missouri

We have audited the accompanying balance sheet of Century Pacific Tax Credit Housing Fund-II as of March 31, 1996 and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Century Pacific Tax Credit Housing Fund-II as of March 31, 1995 and 1994, were audited by other auditors, whose reports dated June 16, 1995 and June 17, 1994, respectively, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present faily, in all material respects, the financial position of Century Pacific Tax Credit Fund-II as of March
31, 1996 and the results of its operation and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the partnership will continue as a going concern. As discussed in Notes 2, 3 and 4 to the financial statements, the Partnership has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

May 30, 1996










             CENTURY PACIFIC TAX CREDIT HOUSING FUND-II

                   STATEMENT OF PARTNERS' EQUITY
         For the Years Ended March 31, 1996, 1995 and 1994


                           General   Limited
                           Partners  Partners        Total
                           _________ ___________  ___________
Partners'Equity(Deficit)
   -April 1,1993         $(32,761)  $1,662,024    $1,629,263

Net Loss                   (4,511)    (446,579)     (451,090)
                           __________________________________
Partners'Equity(Deficit)
   -March 31, 1994        (37,272)  (1,215,445)   $1,178,173

Net Loss                   (4,195)    (415,336)     (419,531)
                           __________________________________
Partners'Equity(Deficit)
   -March 31, 1995        (41,467)     800,109       758,642

Net Loss                   (3,311)    (327,774)     (331,085)
                           __________________________________
Partners'Equity(Deficit)
   -March 31, 1996       $(44,778)    $472,335      $427,557
=============================================================

Percentage Interest
   -March 31, 1996           1%          99%         100%
=============================================================



















          CENTURY PACIFIC TAX CREDIT HOUSING FUND-II
                   Statement of Cash Flows


                              For the Years Ended March 31,
                              _______________________________
                               1996        1995       1994
                              _________  _________  _________
Cash Flows From Operating
Activities
   Net Loss                   $(331,085) $(419,531) $(451,090)
   Adjustments to reconcile
     net loss to net cash
     provided by (used in)
     operating activities:
       Amortization of organ-
          ization costs            -        14,155     50,934
       Equity in net losses
          of Operating Part.    158,170    226,083    228,942
       Change in Assets and

          liabilities:
          Incr(decr) in accounts
          payable and acrued exp (5,718)     5,744    (16,232)
          Incr in due to
            affiliates          169,697    174,214    187,361
          Incr in loan payable-
            affiliate             9,918         -          -
_____________________________________________________________

Net Cash Provided By (Used in)
Operating Activities                982        665        (85)
_____________________________________________________________

Net Increase(Decrease) in Cash      982        665        (85)

Cash, Beginning Of Year           1,196        531        616
_____________________________________________________________

Cash, End Of Year                $2,178     $1,196       $531
=============================================================














                  CENTURY PACIFIC TAX CREDIT HOUSING FUND-II
                        NOTES TO FINANCIAL STATEMENTS
                        March 31, 1996, 1995 And 1994


1.   Summary Of Significant Accounting Policies

     Basis Of Accounting

     The Partnership maintains its financial records on the tax basis. Memorandum entries, while not recorded in the records of the Partnership, have been made in order to prepare the financial statements in accordance with generally accepted accounting principles.

     On August 7, 1991, management of the Partnership changed from a calendar year end to a fiscal year end of March 31 for financial reporting purposes. Accordingly, the Partnership's quarterly periods end June 30, September 30 and December 31.


     The Operating Partnerships, for financial reporting purposes, have a calendar year. The Partnership, as well as the Operating Partnerships, have a calendar year for income tax purposes.

     Estimates And Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     Investments In Operating Partnerships

     The Partnership uses the equity method to account for its investment in the Operating Partnerships in which it has invested (Note 4). Under the equity method of accounting, the investment is carried at cost and adjusted for the Partnership's share of the Operating Partnerships' results of operations and by cash distributions received.
     Equity in the loss of each Operating Partnership allocated to the Partnership is not recognized to the extent that the investment balance would become negative.

     Syndication Costs

     Public offering costs have been recorded as a direct reduction to the capital accounts of the Limited Partners.

     Income Taxes

     No provision has been made for income taxes in the accompanying financial statements since such taxes and/or the recapture of the Low-Income Housing
     Tax Credit benefits received, if any, are the liability of the individual partners. The
     Partnership uses the accrual method of accounting for tax purposes.

     Net Loss Per Unit Of Limited Partnership Interest

     Net loss per unit of limited partnership interest is calculated based upon the weighted average number of units of limited partnership interest (units) outstanding, which is 5,754 for the years ending
     March 31, 1996, 1995 and 1994.

2.   Operations

     Century Pacific Tax Credit Housing Fund-II, a California limited partnership, (the Partnership or CPTCHF-II), was formed on September 2, 1988 for the purpose of raising capital by offering and selling limited partnership interests and then acquiring limited partnership interests in partnerships (the Operating Partnerships) owning and operating existing residential apartment rental properties (the Properties).

     The general partners of the Partnership are Century Pacific Capital II Corporation, a California corporation (CPII), and Irwin Jay Deutch, an individual (collectively, the general partners). The general partners and affiliates of the general partners (the general partners and affiliates) have interests in the Partnership and receive compensation from the Partnership and the Operating Partnerships (Note 3).

     The Properties qualify for the Low-Income Housing Tax Credit established by Section 42 of the Tax Reform Act of 1986 (the Low-Income Housing Tax Credit). These properties are leveraged low-income multifamily residential complexes and receive one or more forms of assistance from federal, state or local governments, or agencies (the Government Agencies).

     In September 1988, the Partnership began raising capital from sales of limited partnership interests, at $1,000 per unit, to limited partners. The Partner-ship authorized the issuance of a maximum of 25,000
     Partnership Units of which 5,754 were subscribed and issued. The limited partnership interest offering closed as of December 31, 1989.

     As of March 31, 1996, the Partnership has acquired limited partnership interests of 90% in Washington Courts Limited Partnership and 60% in Laurel-Clayton Limited Partnership, two existing Operating Partnerships which own apartment rental properties.

     The Partnership is currently experiencing a liquidity problem as the Partnership's Operating Partnerships have not achieved operating results required to provide the Partnership with sufficient cash distributions to fund the Partnership's administrative costs.
     As a result of the foregoing, the Partnership has been dependent upon its affiliates and the general partners for continued financial support to meet its expenses. Though there can be no assurance, management believes that affiliates and or the general partners, though not required to do so, will continue to fund operations of the Partnership and defer receipt of payment on management fees and allocated overhead expenses. Unpaid management fees and allocated overhead expenses will accrue for payment in future operating years. Management believes that these factors do not permanently impair the net carrying value of the Partnership's investment in the Operating Partnerships.

3.   Transactions With The General Partners And Affiliates
     Of The General Partners

     The General Partners of the Partnership are CPII and
     Irwin Jay Deutch. Century Pacific Placement
     Corporation (CPPC), an affiliate of the general partners, served as the broker-dealer-manager for sales of the limited partnership interests in the Partnership. Century Pacific Realty Corporation
     (CPRC), an affiliate of CPII, is a general partner in each of the Operating Partnerships.

     The general partners have an aggregate one percent interest in the Partnership. CPRC has a one-half percent interest in each of the Operating Partnerships.

     The general partners and affiliates receive compensation and reimbursement of expenses from the Partnership, as set forth in the limited partnership agreement, for their services in managing the Partner-ship and its business. Pursuant to the partnership agreement, the Partnership is required to pay CPII an annual management fee for its services in connection with the management of the affairs of the Partnership. The annual management fee is equal to .5% of invested assets (as defined by the partnership agreement). The general partners and affiliates also receive compensation and reimbursement of expenses from the Operating Partnerships. This compensation and reimbursement includes services provided to the Partnership during its offering stage, acquisition stage and operational stage.

     The general partners and affiliates earned the following fees for services provided to the Partnership and were entitled to reimbursement for costs incurred by the general partners and affiliates on behalf of the Partnership and the Operating Partnerships for the years ended March 31, 1996, 1995 and 1994 as follows:

                                      1996      1995      1994
                                    _______    _______   ______
     Fees and reimbursement from the
     Partnership:
       Reimbursement for overhead
       allocated from Century
       Pacific Investment Corp.     $37,600   $37,600   $37,600

       Partnership management
       fee (CPII)                   132,097   132,814   131,867
                                   ____________________________
                                    169,697   170,414   169,467
===============================================================

     At March 31, 1996 and 1995, amounts due to affiliates consist of fees and certain general and administrative costs payable by the Partnership to the general partners and affiliates totalling $919,214 and $749,517, res-pectively.

     At March 31, 1996 and 1995, CPII owed the Partnership for an unsecured, noninterest bearing advance of $770.

     At March 31, 1996 and 1995, CPRC was owed $39,918 and
     $30,000, respectively, for a noninterest bearing, demand, cash advance to the Partnership.

     The general partners may advance funds to the Part-nership to fund operating deficits, but are not obligated to do so. Such advances shall be evidenced by a promissory note of a term no more than 12 months in length and at a rate of interest no lower than the prime rate. All such loans shall be repaid prior to any distributions of net cash. At March 31, 1996 and 1995, the Partnership had no outstanding advances due to the general partners.


4.   Investments In Operating Partnerships

     At March 31, 1996 and 1995, the Partnership owned limited partnership interests in two Operating
     Partnerships, each of which has invested in a Property.

     Investments in Operating Partnerships consist of the
     following:
                                              1996      1995
                                           ________   ________
     Cash contributions to Operating
     Partnerships to fund purchase
     of properties and acquisition
     and organization costs                4,536,020   4,536,020

     Equity in net losses of Operating
     Partnerships                         (3,140,953) (2,982,783)
                                          __________  __________
                                           $1,395,067 $1,553,237
     ===========================================================

     The names and locations of the Properties in which the Operating Partnerships hold beneficial interests are as follows:

                Name of                          Name and
         Operating Partnerships           Location of Property
        ________________________          ___________________

        Washington Courts Limited          Washington Courts
           Partnership                     Chicago, Illinois

        Laurel-Clayton Limited             Plumley Village
           Partnership                     Boston, Massachusetts

     A summary of the combined balance sheet as of December 31, 1995 and 1994 and statements of operations of the afore-mentioned Operating Partnerships for the years then ended follows:

                            Combined Balance Sheet
                                   Assets

                                             1995        1994
                                        _________     ________

Cash                                     $304,030     $594,933
Reserve for replacements                  652,506      319,492
Land and buildings                     19,352,591   20,570,605
Other Assets                            1,214,799    1,221,155
                                       _______________________
                                      $21,523,926  $22,706,185
                                       =======================

               Liabilities and Stockholders' Equity (Deficit)

Notes Payable                          $23,026,415  $22,875,785
Other Liabilities                          646,699      777,762
                                       ________________________
                                        23,673,114  $23,653,547
Partners' Equity (Deficit)              (2,149,188)    (947,362)
                                        _______________________
                                       $21,523,926 $22,706,185
==============================================================

                     Combined Statement of Operations

                                           1995        1994
                                        _______________________
Revenues
     Rental Income                     $5,146,633    $4,704,243
     Other Income                         755,470       837,604
                                       ________________________
Total Revenues                         $5,902,103    $5,541,847

Expenses
     Utilities                            792,073      826,249
     Repairs & Maintenance              1,601,491    1,553,271
     Management Fees                      308,007      277,111
     Other Operating Expenses           1,356,755    1,228,086
     Interest                           1,803,167    1,826,897
     Depreciation and Amortization      1,074,633      997,195
                                       _______________________
     Total Expenses                     6,967,580    6,708,809
                                       _______________________
Net Loss                              $(1,034,023) $(1,166,962)
                                       =======================

Allocation of Loss
     General Partners and other limited $(342,014)    $(392,216)
     CPTCHF-II                           (692,009)     (774,746)
                                         _______________________
                                      $(1,034,023)  $(1,166,962)

==============================================================

     Restrictive Covenants And Agreements Involving The Operating
     Partnerships

     The Federal Housing Administration (FHA) and the Housing and Urban Development (HUD) exercise control over the projects through provisions of Regulatory Agreements
     (the Agreements). The Agreements restrict the Projects, without prior written approval from HUD, from encumbering, acquiring, altering or disposing of land, buildings and equipment; using the Property for any purpose other than the use originally intended; engaging in any other business or activity; and paying distributions to partners, compensation to officers or directors, or for any purpose other than reasonable operating expenses. The Agreements also stipulate that FHA and HUD shall control the rental rates, rate of return on investment and method of operation.

     In addition, the Agreements require Properties to make cash deposits on a monthly basis into a reserve fund for replacements. The respective mortgagees are the designated custodians of the reserve funds and withdrawals can only be made with HUD approval.

5.   Fair Value Of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash
     The carrying amount approximates fair value.

     Accounts Payable And Accrued Expenses
     The carrying amount approximates fair value.

     Loan Payable - Affiliate
     The carrying amount approximates the fair value due to the short-term nature of the note.

     Estimated fair values of the Company's financial instruments, all of which are held for nontrading purposes, are as follows:

                                                     1996
                               Carrying              Fair
                                Amount               Value
                                ______              _______

     Cash                       $2,178               $2,178
     Accounts Payable and
       accrued expenses        (11,326)             (11,326)
     Loan Payable - affiliate  (39,918)             (39,918)

     The estimated fair value amounts presented herein have been determined using available market information and appropriate valuation methodologies and are not necessarily indicative of the amounts the Company could realize in a current market exchange.


Schedule III


                  CENTURY PACIFIC TAX CREDIT HOUSING FUND-II

      REAL ESTATE AND ACCUMULATED DEPRECIATION OF OPERATING
PARTNERSHIPS IN WHICH CPTCHF-II HAS LIMITED PARTNERSHIP INTERESTS

                            DECEMBER 31, 1995


                     Washington Courts Apts. Plumley Village Apts.
                       Chicago, Illinois      Boston, Massachus
                         103 Res. Units         430 Res. Units
                      ___________________    _________________

Encumbrances                $5,076,014           $17,950,401
Initial Cost to Operating
Partnership:
     Land                       75,300             1,100,000
     Buildings & Improvements 1,720,666           17,383,785

Cost Capitalized Subsequent to
Acquisition:
     Land                         ---                  ---
     Buildings & Improvements 5,318,902              820,725

Gross Amount at Which Carried at
Close of Year:
     Land                        75,300            1,100,000
     Buildings & Improvements 7,039,568           18,204,510
     Total                    7,114,868           19,304,510

Accumulated Depreciation:
     Buildings and Improvem   1,570,414            5,496,373

Date of Construction            1991                 1973
Date Acquired                   1/89                 9/89
Life Upon Which Depreciation
     in Latest Income Statement
     is Computed                27.5 years           27.5 years




           CENTURY PACIFIC TAX CREDIT HOUSING FUND-II

        NOTES TO SCHEDULE III - REAL ESTATE AND ACCUMULATED
           DEPRECIATION OF OPERATING PARTNERSHIPS IN WHICH
             CPTCHF-II HAS LIMITED PARTNERSHIP INTERESTS

                         DECEMBER 31, 1995

NOTE 1 - DESCRIPTION OF PROPERTIES

      The Properties held by the Operating Partnerships in which CPTCHF-II has invested are housing projects, primarily for families and elderly or handicapped individuals of low and moderate income.


NOTE 2 - SCHEDULE OF ENCUMBRANCES

              Operating Partnership Name and Property Name
              ____________________________________________
              Washington Courts L/P  Laurel-Clayton L/P
               Washington Courts     Plumley Village   Total
              __________________     ______________  __________
Mortgage Notes   $5,076,014            $8,342,889   $13,418,903
Residual Notes       -                  4,047,488     4,047,488
Purchase Note        -                  5,154,129     5,154,129
Other Notes          -                    405,895       405,895

              ________________      _____________    __________
Total            $5,076,014         $17,950,401     $23,026,415
              ================      =============    ==========


NOTE 3 - RECONCILIATION OF REAL ESTATE AND ACCUMULATED
         DEPRECIATION

                                                  Accumulated
                                  Cost            Depreciation
                              ___________         ____________
Balance at December 31, 1992  $26,052,427         $4,045,552
Additions during year:
     Depreciation                 -                  967,366
     Improvements                  16,161                -
                               __________          _________
Balance at December 31, 1993   26,068,588          5,012,918
Additions during year:
     Depreciation                     -              979,236
     Improvements                 189,446                -
                               __________         __________
Balance at December 31, 1994   26,258,034          5,992,154
Additions during year:
     Depreciation                     -            1,074,633
     Improvements                 161,344                -
                              ___________         __________

                              $26,419,378         $7,066,787
                              ===========         ==========


Schedule IV


                    CENTURY PACIFIC TAX CREDIT HOUSING FUND-II

                 MORTGAGE LOANS ON REAL ESTATE OF OPERATING
                     PARTNERSHIPS IN WHICH CPTCHF-II HAS
                        LIMITED PARTNERSHIP INTERESTS
                              DECEMBER 31, 1995

                   Washington Courts    Laurel-Clayton
                  Limited Partnership  Limited Partnership
                  (Washington Courts)  (Plumley Village) TOTAL
                   ________________    ______________   ______
Interest Rate                9.25%            8.5%
Final Maturity Date          2031            2012
Monthly Payments to Maturity
    (Net of HUD Subsidy)    $40,841        $23,015      63,856

Original Face Amount of   5,165,400     10,635,000  15,800,400
     Mortgage

Carrying Amount of
     Mortgage             5,076,014      8,342,889  13,418,903






             CENTURY PACIFIC TAX CREDIT HOUSING FUND-II

           NOTES TO SCHEDULE IV - MORTGAGE LOANS ON REAL
             ESTATE OF OPERATING PARTNERSHIPS IN WHICH
            CPTCHF-II HAS LIMITED PARTNERSHIP INTERESTS

                             DECEMBER 31, 1995

NOTE 1 - DESCRIPTION

      Each Operating Partnership has invested in a Property.

      Laurel-Clayton Limited Partnership assumed a mortgage loan obligation from the seller of the Property. The mortgage loan obligation is insured by the United
      States Department of Housing and Urban Development and is secured by the land and buildings of the Property.

      Washington Courts Limited Partnership has obtained permanent financing in the principal amount of $5,165,400 which is insured by the Federal Housing
      Administration. The loan bears interest at 9.25% per annum. The note will be amortized over a period of 40 years. Prepayment is prohibited during the construction period and for ten years from the date of completion of construction.

NOTE 2 - RECONCILIATION OF MORTGAGES

                                     For the Year Ended
                                     December 31, 1995
                                   _______________________
                                   Mortgage      Residual
                                     Loans         Notes
                                  __________    __________

Balance at beginning of year     $13,656,358    $3,823,488
Additions during year:
     Accrued Interest                ---           224,000

Deductions during year:
     Payments                        237,455        ---
                                  __________     _________
Balance at end of year           $13,418,903    $4,047,488
                                  ==========    ==========